UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2009

CAMDEN PROPERTY TRUST
(Exact name of registrant as specified in its charter)

Texas	001-12110	76-6088377
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Greenway Plaza, Suite 1300, Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 354-2500

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

On January 26, 2009, Camden Property Trust (the “Company”) announced a reduction in the number of planned development projects it will undertake, a reduction in its construction and development staff and the charges related to these actions. These decisions were the result of the Company’s quarterly strategic review taking into consideration the current and anticipated economic climate.

The Company will recognize in the fourth quarter of 2008 a non-cash charge of approximately $51.3 million. The charge reflects a $48.6 million impairment in the carrying value of land holdings for five future development projects the Company no longer plans to develop, a $1.6 million charge for a land parcel held for investment, and a $1.1 million charge associated with abandoning a potential joint venture development project. The impairment charge reflects the difference between each parcel’s or investment’s estimated fair value and its current book value. The impairment related-charges are not currently expected to result in material future cash expenditures.

As a result of the planned reduction in development activity, the Company expects to incur a cash charge of approximately $1 million for severance costs during the first quarter of 2009.

For additional information concerning the impairment charge and other matters discussed above, refer to the press release attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Title

99.1	Press release, dated January 26, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2009

CAMDEN PROPERTY TRUST

By: /s/ Michael P. Gallagher
Michael P. Gallagher
Vice President — Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Title

99.1	Press Release, dated January 26, 2009